Exhibit 4.5

EXECUTION COPY

SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

THIS SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of August 1, 2005, is entered into by and among Cross Match Technologies, Inc., a Delaware corporation (the “Company”), the stockholders listed on Schedule I attached hereto (the “Common Holders”), the stockholders listed on Schedule II attached hereto (the “Series A Holders”) and Smiths Group Holdings Netherlands B.V., a company organized under the laws of the Netherlands (“Smiths”). The Common Holders, Series A Holders and Smiths are collectively referred to as the “Stockholders” and individually as a “Stockholder”.

WITNESSETH:

WHEREAS, as of the date hereof, the Company’s authorized capital stock consists of seventy-five million (75,000,000) shares, including seventy-three million eight hundred thousand (73,800,000) shares of common stock, par value $.01 per share (“Common Stock”), and one million two hundred thousand (1,200,000) shares of Preferred Stock, par value $0.01 per share (“Preferred Stock” and, together with the Common Stock, the “Capital Stock”), all of such shares of Preferred Stock have been designated as Series A Convertible Preferred Stock;

WHEREAS, the Company and the Common Holders are parties to that certain Amended and Restated Shareholders’ and Registration Rights Agreement dated as of July 27, 2000 (the “Common Holders Stockholders’ Agreement”);

WHEREAS, the Company and the Series A Holders are parties to that certain Stockholders’ Agreement dated as of July 10, 2004 (the “Series A Holders Stockholders’ Agreement”); and

WHEREAS, in connection with the issuance and sale of certain shares of Common Stock to Smiths pursuant to that certain Stock Purchase Agreement dated as of March 15, 2005 by and among the Company, Smiths and Smiths Heimann Biometrics GmbH (the “Purchase Agreement”), the Company and each of the Common Holders and the Series A Holders desire to amend and restate each of the Common Holders Stockholders’ Agreement and the Series A Holders Stockholders’ Agreement, as the case may be, and incorporate each such amendment and restatement into this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1

Effectiveness of Agreement; Shares Covered By Agreement

1.1 This Agreement shall become effective upon the execution and delivery hereof and shall remain in effect until terminated in accordance with this Section. Except for all of the provisions of Section 8 and the defined terms used therein and defined in other Sections of this Agreement, this Agreement shall terminate upon the earliest of:

(a) the closing of an Initial Public Offering;

(b) the bankruptcy, receivership or dissolution of the Company;

(c) the first date on which there is only one Stockholder bound by the terms hereof; and

(d) the voluntary written agreement of all parties who are then bound by the terms hereof.

For purposes of this Agreement, the term “Initial Public Offering” shall mean an initial underwritten offering to the public of the Company’s shares of Common Stock pursuant to a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), which raises an aggregate of at least Ten Million Dollars ($10,000,000) in gross sale proceeds (before deduction of underwriting discounts, commissions and expenses of sale).

1.2 Shares covered by this Agreement (“Shares”) shall include any and all issued and outstanding shares of Capital Stock held by the Stockholders, including, without limitation: (i) shares of Common Stock; (ii) shares of Preferred Stock; (iii) shares of Common Stock issued upon exercise or conversion of warrants, options, or convertible securities, including Preferred Stock; (iv) shares of Common Stock issued in respect of such shares of Capital Stock (including, but not limited to, stock splits, stock dividends, reclassifications, recapitalizations, or similar events); and (v) any and all shares of Capital Stock acquired by a Stockholder subsequent to the date hereof.

SECTION 2

Restrictions on Transfer of Shares

2.1 No Stockholder shall sell, transfer, pledge, or otherwise encumber or dispose of (collectively, and throughout this Agreement, “transfer”) any of his, her or its Shares or any interest therein, or suffer the same to be subject, directly or indirectly, to transfer by operation of law or agreement, except as expressly permitted by this Agreement. Any purported transfer in any other manner shall be void, and shall not be recognized or given effect by the Company. The restriction set forth in this Section 2.1 on transfers of Shares applies to all transfers, including transfers between Stockholders, but does not apply to: (a) voluntary transfers by an individual

Stockholder during his or her lifetime, or transfer upon the death of such Stockholder, of all or any portion of such Stockholder’s Shares to members of the class consisting of his or her spouse, parents, children or grandchildren, or a trust for the benefit of such Stockholder or any of the foregoing persons; (b) transfers to a charitable trust upon the death of the Stockholder; (c) transfers to a partnership, limited liability company or other entity owned by the Stockholder and/or the Stockholder’s spouse, parents, children or grandchildren, or a trust for the benefit of such Stockholder or any of the foregoing persons; (d) distributions by such entities or trusts to the owners or beneficiaries thereof; (e) transfers from a nominee or custodian to another nominee or custodian provided such transfer is not a sale, gift or other disposition and does not involve a change in the direct or indirect beneficial ownership of the Shares; and (f) transfers by Smiths (i) to any affiliate of Smiths, and (ii) at any time on or after the fifth anniversary of the date hereof (each transferee member of the foregoing class a “Permitted Transferee”); provided, however, it shall be a condition precedent to such transfers that such Permitted Transferee shall execute and deliver to the Company an agreement acknowledging that all Shares transferred to such Permitted Transferee are and shall remain subject to the terms and conditions of this Agreement, and that he, she or it agrees to be bound by the terms of this Agreement.

SECTION 3

Right of First Refusal and Co-Sale - Stockholder Transfers

3.1 If at any time a Stockholder desires to transfer his, her or its Shares to an individual or entity other than a Permitted Transferee pursuant to a bona fide offer from such individual or entity (the “Proposed Transferee”), such Stockholder (the “Selling Stockholder”) shall first submit a written offer (the “Offer”) offering to sell such Shares (the “Offered Shares”) to the Company on the same terms and conditions, including price (or, if the consideration to be paid by the Proposed Transferee is comprised of any non-cash property, the cash value thereof (calculated net of tax considerations)), as those on which the Selling Stockholder proposes to sell such Shares to the Proposed Transferee. The Offer shall disclose the identity of the Proposed Transferee, the number of Shares proposed to be transferred, the terms and conditions, including price of the proposed transfer (or, if the consideration to be paid by the Proposed Transferee is comprised of any non-cash property, the cash value thereof (calculated net of tax considerations)), and any other material facts relating to the proposed transfer. The Offer shall further state that the Company may acquire, in accordance with the provisions of this Agreement, all of the Offered Shares for the price (or, if the consideration to be paid by the Proposed Transferee is comprised of any non-cash property, the cash value thereof (calculated net of tax considerations)) and upon the other terms and conditions, including deferred payment (if applicable), set forth therein.

3.2 The Company may accept (or must reject) the Offer to purchase all but not less than all of the Offered Shares by giving the Selling Stockholder notice of such acceptance or rejection within thirty (30) days of the date that the Offer is received by the Company (such offer date, the “Offer Date”; such thirtieth day, the “Decision Date”). If the Company accepts the Offer with respect to the Offered Shares, the Selling Stockholder shall sell, and the Company shall purchase, the Offered Shares for the consideration and upon the terms and conditions set forth in the Offer of the RFR Closing Date (as defined below). Unless otherwise agreed between the Selling Stockholder and the Company, the closing of any purchase and sale of Offered Shares pursuant to this Section 3.2 shall be held at the principal office of the Company at 10:00 a.m. on the date which is the thirtieth (30th) calendar day (or, if such day is not a business day, the next succeeding business day) after any election by the Company to purchase the Offered Shares has been delivered to the Selling Stockholder(s) (the “RFR Closing Date”). At such closing, the Selling Stockholder shall deliver to the Company, free and clear of all liens, claims, charges, and encumbrances, a certificate(s) representing the Offered Shares in proper form for transfer and with evidence of payment of all applicable transfer taxes by the Selling Stockholder. In the event that a note and pledge agreement are used to purchase such Offered Shares, the new certificate(s) or attached stock power shall be duly endorsed in blank by the Company and delivered to the Selling Stockholder, to be held as collateral security for the payment of the note(s) and the costs and expenses (including reasonable attorney’s fees and disbursements) which may be incurred in the collection or attempted collection of any note executed in connection with such purchase. At such closing and thereafter, the Company shall execute such financing statements, continuation statements and security agreements and other instruments with respect to the Offered Shares as the Selling Stockholder may reasonably request.

3.3 In the event that (A) the Offered Shares (i) are equal to or greater than five percent (5%) of the Company’s then issued and outstanding Equity Securities (as defined in Section 4.1, below) or (ii) represent one proposed sale transaction in a series of sale transactions with the same Proposed Transferee, such Proposed Transferee’s affiliates or any “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of which such Proposed Transferee is a member, that if together with the completion of the current proposed sale transaction of the Offered Shares to the Proposed Transferee, would result in the Proposed Transferee and/or its affiliates being the beneficial owners of five percent (5%) or greater of the Company’s issued and outstanding Equity Securities (a “5% Offer”); and (B) the Company (i) does not elect to purchase the Offered Shares pursuant to a 5% Offer or (ii) elects to purchase the Offered Shares pursuant to a 5% Offer but such purchase is not consummated, then the Company shall promptly give written notice of that fact to each Stockholder (the “Stockholder Notice”). The Stockholder Notice shall constitute an offer of the Offered Shares by the Selling Stockholder to each other Stockholder in the same manner as the Offered Shares were required to be offered to the Company pursuant to Section 3.1, and upon such offer each such Stockholder shall have an option, exercisable within thirty (30) days from receipt of the Stockholder Notice (the “Stockholder Purchase Option Period”) by delivery of written notice to the Company and the Selling Stockholder, to purchase up to its pro rata share of the Offered Shares that the Company does not elect or fails to purchase hereunder pursuant to a 5% Offer on the same terms that were available to the Company, except that the date for the closing of such purchases by the Stockholders exercising such option (the “Electing Stockholder(s)”) shall be as described herein. For purposes of this Section 3.3, an Electing Stockholder’s pro rata share is equal to the ratio of (a) the number of Shares of which such Electing Stockholder is a holder immediately prior to the closing of the Electing Stockholders’ purchase of the Offered Shares to (b) the number of Shares of which all Electing Stockholders are holders immediately prior to the closing of the Electing Stockholders’ purchase of the Offered Shares. Promptly after the expiration of the Stockholder Purchase Option Period, the Company shall give written notice to the Selling Stockholder and the Electing Stockholders specifying the number of Offered Shares to be purchased by each Electing Stockholder. The closing of the purchase of the Offered Shares shall take place at the offices of the Company no later than twenty (20) business days after delivery of such notice to the Selling Stockholder and the Electing Stockholders.

3.4 If (a) the Company does not elect or fails to purchase all of the Offered Shares offered in any Offer (other than a 5% Offer) or (b) neither the Company nor the Electing Stockholders elect to purchase all of the Offered Shares offered in any 5% Offer (the Offered Shares for which no such election is made, in either case, the “Remaining Shares”), then, subject to Section 3.5 hereof, the Remaining Shares may be sold by the Selling Stockholder to the Proposed Transferee at any time within ninety (90) calendar days after (i) the Decision Date in the case of any Offer other than a 5% Offer and (ii) the end of the Stockholder Purchase Option Period in the case of a 5% Offer, in each case at the same price and upon the other terms and conditions specified in the Offer. At the closing of any sale of Remaining Shares to a Proposed Transferee, the Company shall issue, upon cancellation of the certificate(s) for such Remaining Shares, a new certificate in the name of the Proposed Transferee, and deliver or execute such other documents or instruments as may be reasonably requested by the Selling Stockholder and/or the Proposed Transferee. It shall be a condition precedent to the sale of any Remaining Shares to the Proposed Transferee that such Proposed Transferee execute and deliver to the Company an agreement acknowledging that all shares of Capital Stock transferred to him hereunder are and shall be subject to the terms and conditions of this Agreement, and agreeing to be bound by the terms of this Agreement.

3.5 (a) In connection with each 5% Offer, upon any sale of Remaining Shares to a Proposed Transferee, each Stockholder that is the beneficial owner of five percent (5%) or greater of the Company’s issued and outstanding Equity Securities shall have an option, exercisable for a period of twenty (20) business days from the date of expiration of the Stockholder Purchase Option Period, to elect to participate in the sale of Remaining Shares by a Selling Stockholder pursuant to Section 3.4 and to sell, on the terms as set forth in the Offer, a number of Shares owned by such participating Stockholder (each a “Participating Seller Stockholder”) up to an equivalent percentage as the proposed sale of Remaining Shares represents with respect to the Shares owned by the Selling Stockholder on the Offer Date. Such option shall be exercised by delivery of written notice to the Company and the Selling Stockholder within such twenty (20) business day period.

(b) Following any exercise by the Participating Seller Stockholders, if any, of the right provided in Section 3.5(a), the Selling Stockholder shall not sell any Remaining Shares to the Proposed Transferee unless as part of such sale the Proposed Transferee also purchases, on the same terms as set forth in the Offer, the Shares that the Participating Seller Stockholders, if any, wish to sell pursuant to this Section 3.5.

3.6 If a Selling Stockholder wishes to sell or otherwise transfer any Shares (a) to a party other than the Proposed Transferee, (b) upon terms and conditions which differ from those set forth in the applicable Offer, or (c) after the applicable time period referenced above, then, as a condition precedent to such transfer, the Selling Stockholder must first again comply with all of the provisions of this Section 3.

3.7 Notwithstanding the foregoing, upon the request of a proposed Selling Stockholder and with the approval of the Company’s Board of Directors, the Company may waive its rights of first refusal as to any proposed transfer which would otherwise be subject to this Section 3 either before or after the proposed Selling Stockholder has delivered any notices required under Section 3; provided that no such waiver shall affect the ability of the Stockholders to exercise their respective rights under this Section 3.

SECTION 4

Right of First Refusal - Subsequent Company Offerings

4.1 Subject to applicable securities laws, each Stockholder shall have a right of first refusal to purchase all or a portion of its pro rata share of all Equity Securities (as defined below) that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Sections 4.5 and 4.6 hereof. For purposes of this Section 4, a Stockholder’s pro rata share is equal to the ratio of (a) the number of Shares of which a Stockholder is a holder immediately prior to the issuance of such Equity Securities to (b) the total number of Shares immediately prior to the issuance of the Equity Securities. The term “Equity Securities” shall mean: (i) any Capital Stock or other equity security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Capital Stock or other equity security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Capital Stock or other equity security or (iv) any such warrant or right.

4.2 If the Company proposes to issue any Equity Securities, it will provide the Stockholders written notice of its intention to so do, describing the Equity Securities and the price and the terms and conditions upon which it proposes to issue the same (the “Antidilution Notice”). Each Stockholder shall have fifteen (15) business days from the date of the Antidilution Notice to agree to purchase all or a portion of its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the Antidilution Notice by giving written notice to the Company (such fifteen (15) business day period, the “Antidilution Response Period”) (each such electing Stockholder, a “Preserving Stockholder”). Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Stockholder if such offer or sale would cause the Company to be in violation of applicable securities laws.

4.3 If less than all of the Stockholders purchase their pro rata share of the Equity Securities, then the Company shall have ninety (90) calendar days from the expiration of the Antidilution Response Period (the “Window”) to sell the Equity Securities in respect of which the Stockholder’s rights hereunder were not exercised, at a price and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Antidilution Notice. If the Company has not sold such Equity Securities within the Window, the Company shall not thereafter issue or sell any Equity Securities without first offering such securities to the Stockholders in the manner provided above.

4.4. Unless otherwise agreed between the Company and the Preserving Stockholder(s), the closing of the transactions contemplated in Section 4.2 shall occur concurrent with the closing of the issuance of the Equity Securities in the Window; provided, however, that if the Preserving Stockholder(s) elect to acquire all of the Equity Securities offered pursuant to Section 4, then closing shall occur at the offices of the Company at 10:00 a.m. on the date thirty (30) calendar days after the expiration of the Antidilution Response Period (or, if such day is not a business day, the next succeeding business day) (such date, the “Preservation Closing Date”). At such closing, the Company shall deliver to the Preserving Stockholder(s), free and clear of all liens, claims, charges, and encumbrances, a certificate(s) representing the Equity Securities.

4.5 The rights of first refusal established by this Section 4 shall not apply to an Initial Public Offering.

4.6 The rights of first refusal established by this Section 4 shall have no application to any of the following Equity Securities:

(a) Equity Securities issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to any of the Company’s stock purchase or stock option plans or other similar arrangements that are approved by the Company’s Board of Directors;

(b) Equity Securities issued or issuable pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the date of this Agreement; and Equity Securities issued pursuant to any such rights or agreements granted after the date of this Agreement, so long as the rights of first refusal established by this Section 4 were complied with or were inapplicable pursuant to any other provision of this Section 4.6 with respect to the initial sale or grant by the Company of such rights or agreements;

(c) Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, strategic alliance, acquisition or similar business combination approved by the Company’s Board of Directors;

(d) any Equity Securities issued in connection with any stock split, stock dividend or recapitalization by the Company;

(e) shares of Common Stock issued upon conversion of shares of the Preferred Stock;

(f) any Equity Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial or lending institution approved by the Board of Directors;

(g) any Equity Securities issued for consideration other than cash in connection with strategic transactions involving the Company and other entities, including (i)

joint ventures, manufacturing, marketing or distribution arrangements, or (ii) technology transfer or development arrangements; provided that the issuance of the Equity Securities therein has been approved by the Board of Directors; and

(h) any shares of Preferred Stock issued at a purchase price of no less than $7.25 per share until the aggregate number of issued and outstanding shares of Preferred Stock equals 1,171,623.

4.7 Notwithstanding Section 4.6, it shall be a condition precedent to any issuance of Equity Securities by the Company after the date of this Agreement that the acquirer of such Equity Securities execute and deliver to the Company an agreement acknowledging that all Equity Securities issued to such acquirer are and shall remain subject to the terms and conditions of this Agreement, and that he, she or it agrees to be bound by the teens of this Agreement.

SECTION 5

[Intentionally Omitted]

SECTION 6

Legend

6.1 So long as this Agreement shall remain in effect, all certificates representing outstanding Shares held by the Stockholders shall be endorsed with substantially the following legend (such legend has previously been or is simultaneously with the execution hereof being endorsed on the certificates representing the Stockholders’ Shares):

“THE VOTING OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, AND THE SALE, ENCUMBRANCE OR OTHER DISPOSITION THEREOF, ARE SUBJECT TO THE PROVISIONS OF A SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED AS OF AUGUST 1, 2005 AS AMENDED AND MODIFIED FROM TIME TO TIME (THE “AGREEMENT”), TO WHICH THE ISSUER AND CERTAIN OF ITS STOCKHOLDERS ARE PARTY. A COPY OF THE AGREEMENT MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER OR OBTAINED FROM THE ISSUER WITHOUT CHARGE. ANY PERSON WHO WISHES TO BECOME THE OWNER OF THE SHARES REPRESENTED BY THIS CERTIFICATE, OR TO OBTAIN ANY INTEREST IN SUCH SHARES, SHALL AGREE TO BECOME BOUND BY THE PROVISIONS OF THE AGREEMENT.”

SECTION 7

Failure to Deliver Stock

7.1 If a Stockholder who has become obligated to sell his, her or its Shares to the Company hereunder shall fail to deliver such Shares in accordance with this Agreement, the Company may, in addition to all other remedies it may have, send to that Stockholder by registered mail, return receipt requested, the purchase price for such Shares provided for hereunder. Thereupon, the Company, upon written notice to that Stockholder, shall cancel on its books the certificate(s) representing the Shares to be sold, and thereupon all of that Stockholder’s rights in and to such Shares shall automatically terminate. The effecting of such sale in such mariner shall not relieve such Stockholder of any of his, her or its obligations hereunder, including any obligation to execute and deliver any documents which the Company would otherwise have been entitled to receive.

SECTION 8

Registration Rights

8.1 As used in this Section 8 and, to the extent not otherwise defined, elsewhere in this Agreement, the following terms shall have the following respective meanings:

(i) “Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

(ii) “Holder” means any person who holds Registrable Shares (as defined below) including any person to whom the rights granted under this Section 8 are transferred pursuant to Section 8.2 hereof, and Holders means all of them.

(iii) “Registration Statement” means a registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company.

(iv) “Registration Expenses” has the meaning ascribed thereto in Section 8.6.

(v) “Registrable Shares” means the shares of Common Stock; provided, however, that shares of Common Stock which are Registrable Shares shall cease to be Registrable Shares upon any sale of such shares pursuant to a Registration Statement, or any sale in any manner to a person or entity which, by virtue of Section 8.2 of this Agreement, is not entitled to the rights provided by this Section 8.

(vi) “S-3 Eligible” means, with respect to the Company, each day on which the Company is eligible to register securities for reoffer and resale using a registration statement on Form S-3.

8.2 The rights to cause the Company to register Registrable Shares pursuant to this Section 8 may be assigned (but only with all related obligations) by a Holder to a transferee of such securities in connection with a transfer of such securities which is exempt from registration under the Securities Act, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if (i) immediately following such transfer the further disposition of such securities by the transferee is restricted under the Securities Act and (ii) such transfer was effectuated in full accordance with Section 3 of this Agreement.

8.3 (a) “Piggyback” Registrations. If at any time the Company shall determine to register for its own account or the account of others under the Securities Act (including pursuant to a demand for registration by any stockholder or stockholders of the Company exercising registration rights) any of its equity securities, other than on Form S-4 or Form S-8 or their then equivalents relating to shares of Common Stock to be issued solely in connection with any acquisition of any entity or business or shares of Common Stock issuable in connection with stock option or other employee benefit plans (unless a Stockholder is eligible to participate in a registration on Form S-8, in which event this piggyback registration right shall apply to the extent any Registrable Shares are eligible for registration on Form S-8), it shall send to each Holder and each person who, or entity that, has the right to acquire Registrable Shares, written notice of such determination and, if within fifteen (15) days after receipt of such notice, such Holder (and any such person who, or entity that, acquires Registrable Shares following such notice) shall so request in writing, the Company shall use its best efforts to include in such registration statement all or any part of the Registrable Shares such Holder (and any such person who, or entity that, acquires Registrable Shares following such notice) requests to be registered, except that if, in connection with any offering involving an underwriting of Common Stock to be issued by the Company, the managing underwriter shall impose a limitation on the number, if any, of Registrable Shares which may be included in the registration statement because, in its judgment expressed in writing to the Company, such limitation (which could be a limitation to zero) is necessary to effect an orderly public distribution, then the Company shall be obligated to include in such registration statement only such limited portion, if any, of the Registrable Shares with respect to which such Holder (and any such person who, or entity that, acquires Registrable Shares following such notice) has requested inclusion hereunder, provided, however, that the Company shall not so exclude any Registrable Shares held by a Holder (or its Permitted Transferees) unless it has first excluded any securities to be offered and sold by Holders who do not have contractual, incidental or other rights granted by the Company to include such securities. Any exclusion of Registrable Shares shall be made pro rata among all of the Company’s stockholders holding registration rights and seeking to include such shares in a registration statement based upon the number of such shares sought to be included in such registration statement by each such stockholder; provided, however, that for any such stockholder that is a partnership or corporation, the partners, retired partners and stockholders of such stockholder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “stockholder,” and any pro rata reduction with respect to such “stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “stockholder,” as defined in this sentence. The obligations of the Company under this Section 8.3(a) may be waived at any time upon the written consent of the Holders of not less than seventy-five percent (75%) of the Registrable Shares and shall expire on the fifth anniversary following the consummation of an Initial Public Offering.

(b) Demand Registrations.

(i) In addition to the rights provided to the Holders in Section 8.3(a) above, if the registration of Registrable Shares under the Securities Act can be effected on Form S-1 (or any similar form promulgated by the Commission) or Form S-3 (or any similar form promulgated by the Commission) following an Initial Public Offering, then upon the written request of (1) Smiths or (2) one or more other Holders (other than Smiths) of at least twenty percent (20%) of the then outstanding Registrable Shares (in either case (1) or (2), the “Registrant”), the Company will, as expeditiously as possible, use its best efforts to effect qualification and registration under the Securities Act on Form S-1 or Form S-3, as the case may be, of all of the Registrant’s Registrable Shares (or, if a Registrant so requests, such lesser number of the Registrant’s Registrable Shares as such Registrant shall specify), together with all such qualifications and compliances as may be requested and as would permit or facilitate the sale and distribution of all of such Registrable Shares; provided, however, the Company shall not be required to effect a registration pursuant to this Section 8.3(b): (i) unless the market value of the Registrable Shares to be sold in any such registration shall be estimated to be at least $5,000,000 at the time of filing such registration statement, or (ii) if the Company shall furnish to each Holder a certificate signed by the President of the Company stating that a majority of the Company’s Board of Directors determines in its good faith judgment that such registration at such time would not be in the best interests of the Company, in which case the Company shall have the right to defer the filing of the Form S-1 or Form S-3 registration statement, as the case may be, for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder(s) under this Section 8.3(b); and further provided that the Company shall not be required to effect more than four (4) such registrations during the five (5) year period subsequent to the consummation of an Initial Public Offering and the Company shall not be required to use a Form S-1 registration statement to effect any such registration unless at the time registration pursuant to this Section 8.3(b) is sought, the Company is not S-3 Eligible. The periods described in the preceding sentence shall be automatically extended by the number of days during which the filing of a registration shall have been deferred in accordance with clause (ii) above or Section 8.3(d) or (e) below. Any registration under Section 8.3(a) or 8.3(b) shall be referred to as a “Registration” in this Agreement. The Company acknowledges and agrees that a Holder seeking Registration pursuant to this Section 8.3(b) may request a Registration on Form S-3 prior to the Company being S-3 Eligible in order to give the Company time to prepare a Form S-3 registration statement for filing on the first date the Company becomes S-3 Eligible. Unless otherwise specified by a Holder or Holders demanding registration under this Section 8.3, each such demand for registration shall be considered a demand for registration on a delayed or continuous basis in reliance on Rule 415 promulgated by the Commission under the Securities Act (i.e., a shelf offering).

(ii) Upon receipt of any request for a Registration pursuant to this Section 8.3(b), the Company shall promptly give written notice of such proposed registration to all Stockholders. Each non-Registrant Stockholder shall have the right, by giving written notice to the Company within thirty (30) days after the Company provides such notice, to elect to have included in such Registration such of its Registrable Shares as such Stockholder may request in such notice of election. Thereupon, the Company shall, at its own expense and as expeditiously as possible, use its best efforts to effect the registration, on Form S-1 or Form S-3 (or any similar forms promulgated by the Commission), of all Registrable Shares that the Company has been requested so to register.

(c) Effectiveness. The Company will use its best efforts to maintain the effectiveness, (i) in the case of an underwritten offering, for up to one hundred twenty (120) calendar days (or such shorter period of time as the underwriters need to complete the distribution of the registered offering), or (ii) in the case of an offering that is not underwritten, one year, of any Registration Statement pursuant to which any of the Registrable Shares are being offered, and from time to time will amend or supplement such registration statement and the prospectus contained therein to the extent necessary to comply with the Securities Act and any applicable state securities statute or regulation; provided, however, that such one hundred twenty (120) day period or one year period, as the case may be, shall be extended for a period of time equal to any period(s) during which the Holders refrain from selling any securities included in the Registration Statement at the request of the Company or any underwriter of Common Stock. The Company will also provide each Holder with as many copies of the prospectus, including any preliminary prospectus, contained in any such registration statement, together with such other documents necessary to facilitate the disposition of Registrable Shares; as it may reasonably request.

(d) If, following the effective date of a Registration Statement, the Company receives from any Holder(s) a demand to register Registrable Shares pursuant to this Section 8.3 and the Board of Directors of the Company determines in good faith that such subsequent registration would be detrimental in any material respect to the Company (a “Detrimental Registration”), the Company shall not be required to effect such subsequent registration until such date, not to exceed the six (6) month anniversary of the demand, as such subsequent registration would, in the good faith determination of the Board of Directors of the Company, no longer be a Detrimental Registration.

(e) If at the time of any request to register Registrable Shares pursuant to this Section 8.3, the Company is engaged or has fixed plans to engage within ninety (90) calendar days of the time of the request, in a registered public offering as to which the Holders may include Registrable Shares pursuant to Section 8.3, or is engaged in any other activity which, in the good faith determination of the Company’s Board of Directors, would be adversely affected by the requested registration to the material detriment of the Company, then the Company may at its option direct that such request be delayed for a period not in excess of ninety (90) calendar days from the effective date of such offering or the date of commencement of such other material activity, as the case may be (unless a longer period is dictated by Section 8.3(d)), such right to delay a request to be exercised by the Company not more than once in any twelve month period.

8.4 (a) In connection with any offering involving an underwriting, the Company shall not be required to include any Registrable Shares in such underwriting unless the Holders thereof accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it.

(b) All Holders proposing to distribute their securities in an offering under Section 8.3 involving an underwriting shall (together with the Company and other stockholders of securities distributing their shares through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for the underwriting.

(c) The Holders acknowledge that the Company may, in its discretion, grant to employees and other stockholders similar rights to include their shares of Common Stock in any Registration Statement filed by the Company, subject to any pro rata cutbacks deemed advisable by the Company or an underwriter in an underwritten registered offering, or as required under the terms of this Section 8.

8.5 If and whenever the Company is required by the provisions of this Agreement to use its best efforts to effect the registration of any of the Registrable Shares under the Securities Act, the Company shall:

(a) File with the Commission a Registration Statement with respect to such Registrable Shares and, subject to Section 8.3(d) and (e), use its best efforts to cause that Registration Statement to become and remain effective;

(b) As soon as reasonably practicable, use its best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the selling Holders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the selling Holders to consummate the public sale or other disposition in such states of the Registrable Shares owned by the selling Holder; provided, however, that the Company shall not be required in connection with this Section 8.5(b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction;

(c) Obtain a comfort letter from the Company’s independent public accountants who have certified the Company’s financial statements included in such Registration Statement in customary form and covering such matters of the type customarily covered by comfort letters and an opinion from the Company’s counsel in customary form and covering such matters of the type customarily covered in public issuances of securities, in each case addressed to the selling Holders;

(d) Notify each Holder whose Registrable Shares are to be registered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event or the existence of any circumstance as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(e) Cause all such Registrable Shares registered hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(f) Provide a transfer agent and registrar for all Registrable Shares registered pursuant hereunder and a CUSIP number for all such Registrable Shares, in each case not later than the effective date of such registration; and

(g) Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Shares pursuant to this Section 8, on the date that such Registrable Shares are delivered to the underwriters for sale in connection with a registration pursuant to this Section 8, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Shares.

If the Company has delivered a preliminary or final prospectus to the selling Holders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the selling Holders and, if requested, the selling Holders shall immediately cease making offers of Registrable Shares and return all prospectuses to the Company. The Company shall promptly provide the selling Holders with revised prospectuses and, following receipt of the revised prospectuses, the selling Holders shall be free to resume making offers of the Registrable Shares.

8.6 The Company will pay all Registration Expenses of all registrations permitted under this Agreement; provided, however, that if a registration is withdrawn at the request of the Holders requesting such registration (other than as a result of information concerning the business or financial condition of the Company which is made known to the Holders after the date on which such registration was requested) and if the requesting Holders elect not to have such registration counted as a registration requested under Section 8.3, the requesting Holders shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares and other registrable shares included in such registration. For purposes of this Section 8, the term “Registration Expenses” shall mean all expenses incurred by the Company in complying with this Section 8, including without limitation, all registration and filing fees, exchange listing fees, printing expenses, the fees and disbursements of counsel for the Company and the reasonable fees and disbursements (not to exceed $40,000) of one counsel selected by the selling Holders and other stockholders registering shares, the fees and disbursements of the Company’s accountants, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of the selling Holders’ own counsel (other than the counsel selected to represent all of the selling Holders and other stockholders registering shares).

8.7 (a) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each selling Holder of such Registrable Shares, each of its directors, officers or partners and each other person, if any, who controls such selling Holder within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such selling Holder or controlling person may become subject under the Securities Act, the Exchange Act, Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and the Company will reimburse such selling Holder and each such controlling person for any legal or any other expenses reasonably incurred by such selling Holder or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such selling Holder or controlling person specifically for use in the preparation thereof.

(b) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers or controlling persons may become subject under the Securities Act, Exchange Act, Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such selling Holder, specifically for use in connection with the preparation of such Registration Agreement, prospectus, amendment or supplement.

(c) Each party entitled to indemnification under this Section 8.7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8.7. The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party.

(d) If the indemnification provided for in this Section 8.7 is unavailable to or insufficient to hold harmless an Indemnified Party in respect of any expenses, losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party in connection with the statements or omissions which resulted in such expenses, losses, claims, damages and liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnifying Party or by such Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 8.7(d) were determined by pro rata allocation (even if the Holders or any underwriters, selling agents or other securities professionals or all of them were treated as one entity for such purpose) or by any other method of allocation that does not take into account the equitable considerations referred to in this Section 8.7(d). The amount paid or payable by an Indemnified Party as a result of the expenses, losses, claims, damages or liabilities (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligations of the Holders and any underwriters, selling agents or other securities professionals in this Section 8.7(d) to contribute shall be several in proportion to the percentage of principal amount of Registrable Shares registered or underwritten, as the case may be, by them and not joint.

8.8 In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to this Section 8, the Company agrees to enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of an issuer of the securities being registered and customary covenants and agreements to be performed by such issuer, including, without limitation, customary provisions with respect to indemnification by the Company of the underwriters of such offering.

8.9 Each Holder included in any registration shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 8.

8.10 In selecting and retaining an underwriter to lead or manage an offering of securities of the Company, the Company agrees to select and retain only a nationally recognized underwriter.

8.11 With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the Commission that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Shares, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission which permits the selling of any such securities without registration or pursuant to such form.

8.12 (a) At any time on or after the fifth anniversary of the Closing Date, in the event that an Initial Public Offering has not occurred, Smiths may notify the Company in writing (the “Repurchase Notice”) of its election to require the Company to repurchase all of the Shares held by Smiths (the “Repurchase Shares”), by paying in cash, out of funds legally available, a sum per share equal to US$6.00, as adjusted for stock splits, reverse splits, stock dividends or similar events (the “Repurchase Price”); provided, however that (A) the Company shall not be required to effect any repurchase or make any payment of the Repurchase Price in violation of the Delaware General Corporation Law and (B) the Company shall cooperate with Smiths in the event that Smiths shall determine to transfer the Shares held by it to a Permitted Transferee in accordance with Section 2.1. Subject to Section 8.12(b), the Company shall repurchase the Repurchase Shares on the fifteenth (15th) day (or, if such day is not a business day, the next succeeding business day) following the last day of the calendar month during which Smiths delivers the Repurchase Notice to the Company (the “Initial Repurchase Date”).

(b) If, on the last day of the calendar month preceding the Initial Repurchase Date (the “Repurchase Benchmark Date”), funds of the Company legally available therefor shall be insufficient to repurchase all of the Repurchase Shares on the Initial Repurchase Date, then 50% of the legally available funds shall be used for such purpose and the Company shall, on the fifteenth (15th) day (or, if such day is not a business day, the next succeeding business day) following each three month anniversary of the Repurchase Benchmark Date, effect such repurchase for as many Repurchase Shares as may be repurchased with 50% of legally available funds (determined as of each such three month anniversary) (the Initial Repurchase Date and each subsequent repurchase date, a “Repurchase Date”). The Repurchase Shares not repurchased shall remain outstanding and entitled to all the rights and preferences provided herein. In the event Repurchase Shares shall remain outstanding on the fourth (4th) anniversary of the date of the Repurchase Notice, all legally available funds of the Company shall thereafter be applied to the repurchase of such Repurchase Shares until all outstanding Repurchase Shares have been repurchased hereunder.

(c) On each Repurchase Date, Smiths shall deliver to the Company certificates representing the Repurchase Shares to be purchased and sold on such Repurchase Date, and the Company shall deliver to Smiths the Repurchase Price (by wire transfer of immediately available funds to an account designed in writing by Smiths) for such Repurchase Shares. Upon the delivery by Smiths on any Repurchase Date of any certificate(s) representing more than the number of Repurchase Shares to be purchased and sold on such Repurchase Date, the Company will issue and deliver to Smiths a new certificate or certificates for the number of Repurchase Shares that are not to be purchased and sold on such Repurchase Date.

(d) From and after any Repurchase Date, all rights of Smiths (except the right to receive payments of the Repurchase Price) shall cease with respect to the Repurchase Shares purchased on such Repurchase Date.

SECTION 9

Board of Directors

9.1 The Stockholders agree to vote all of their Shares to elect an aggregate of three (3) persons designated by Smiths in its sole discretion, as directors of the Company as of the date hereof and in any subsequent election of directors; provided, however, that in the event that the number of directors constituting the Company’s Board of Directors is fixed at twelve (12), then the Stockholders hereby agree to vote all of their Shares, and otherwise to use their respective best efforts as stockholders of the Company, to increase the number of directors to thirteen (13) and to elect an aggregate of four (4) persons designated by Smiths, in its sole discretion, as directors of the Company as of the date of such Stockholder vote and in any subsequent election of directors (“Smiths Directors”). Notwithstanding the foregoing, at such time that Smiths is the beneficial owner of less than: (i) twenty percent (20%) of the issued and outstanding shares of equity securities of the Company, Smiths shall only be entitled, in accordance with this Section 9.1, to designate two (2) persons or (ii) ten percent (10%) of the issued and outstanding shares of equity securities of the Company, Smiths shall only be entitled, in accordance with this Section 9.1, to designate one (1) person, to serve as director on the Company’s Board of Directors. For as long as Smiths, in accordance with the terms and conditions of this Section 9.1, is entitled to designate two (2) or more Smiths Directors, one (1) of such directors shall be designated to serve as a member and chairperson of the compensation committee of the Company’s Board of Directors. Any vote taken to remove any director elected pursuant to this Section 9.1, or to fill any vacancy created by the resignation or death of a director elected pursuant to this Section 9.1, shall also be subject to the provisions of this Section 9.1.

9.2 Further to the terms and conditions set for in Section 9.1, at such time that Smiths (a) is the beneficial owner of less than five percent (5%) of the issued and outstanding Capital Stock of the Company or (b) has expressly waived its right to designate directors in accordance with Section 9.1 by written notice to the Company (which waiver shall be irrevocable), Smiths shall not be entitled to designate any persons to serve as director(s) on the Company’s Board of Directors, however, the Company shall allow one (1) person designated by Smiths, to attend and participate in all meetings of the Company’s Board of Directors or any committees thereof in a nonvoting capacity (the “Smiths Observer”). In connection therewith, the Company shall give the Smiths Observer copies of all notices, consents, minutes and other materials, financial or otherwise, which the Company provides to its Board of Directors. The Smiths Observer shall keep confidential and not disclose or divulge any confidential, proprietary or secret information which the Smiths Observer may obtain from the Company pursuant to the rights conferred by this paragraph,- unless such information is or becomes known to the Smiths Observer from a source other than the Company, or is or becomes publicly known, or unless the Company gives its written consent to the Smiths’ release of such information. The Smiths Observer may be excluded from access to any material or meeting or portion thereof if the Company believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney- client privilege or to protect confidential information of any third party to the extent required by agreement between the Company and such third party.

9.3 The Stockholders will not vote for any amendment or change of the Certificate of Incorporation or Bylaws of the Company providing for the election of more than thirteen (13) directors, or for any other amendment or change to such documents inconsistent with the terms of this Agreement.

9.4 At all times during which Smiths is the beneficial owner of at least ten percent (10%) of the issued and outstanding shares of equity securities of the Company, the Stockholders will vote all of their Shares, and otherwise use their respective best efforts as stockholders of the Company, to cause a minimum of three (3) directors (exclusive of any directors designated by Smiths hereunder) of the Company to be independent directors. For purposes of this Section 9.4, an “independent director” is a person other than (a) a director who is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company; (b) a director who accepted or who has a family member who accepted any payments from the Company or any parent or subsidiary of the Company in excess of $60,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than (i) compensation for board or board committee service, (ii) payments arising solely from investments in the Company’s securities, (iii) compensation paid to a family member who is a non-executive employee of the Company or a parent or subsidiary of the Company, and (iv) benefits under a tax-qualified retirement plan, or non-discretionary compensation; or (c) a director who is a family member of an individual who is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company as an executive officer.

9.5 At all times the Company shall:

(a) indemnify and hold harmless each director of the Company in respect of acts or omissions occurring in their capacity as directors to the fullest extent provided under the Company’s certificate of incorporation and bylaws in effect from time to time, and in any event on terms no less favorable to such persons than those in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law; and

(b) procure officers’ and directors’ liability insurance in respect of acts or omissions occurring during such time covering each director of the Company under the same officers’ and directors’ liability insurance policy as the Company shall carry from time to time and in any event on terms no less favorable than those of such policy in effect on the date hereof.

The covenants contained in this Section 9.5 are intended to be for the benefit of, and shall be enforceable by, each person serving from time to time as a director of the Company and his or her respective heirs and legal representatives.

SECTION 10

Negative Covenants

10.1 For as long as Smiths is the beneficial owner of no less than six million (6,000,000) Shares, as adjusted for stock splits, stock dividends, reclassifications, recapitalizations, or similar events, the Company shall not, and no Stockholder shall vote its, his or her Shares to cause or permit the Company to, without first obtaining the written consent or affirmative vote of Smiths:

(i) amend, alter or repeal any provision of the Certificate of Incorporation or the Bylaws of the Company or otherwise increase the number of authorized shares of any class of the Company’s capital stock;

(ii) create or authorize the creation of any equity security of the Company or any other security convertible into or exercisable for any equity security, in each case having a preference or priority as to voting rights, dividends or assets superior to or pari passu with the Common Stock;

(iii) incur indebtedness for borrowed funds, in any single transaction or in the aggregate, in excess of the greater of: (A) such number that is the Company’s annual earnings before interest, taxes, depreciation and amortization, as such number is calculated, in accordance with generally accepted accounting principles, for the 12 most recently completed fiscal months of the Company utilizing the Company’s internally prepared financial statements, multiplied by a factor of 3.5 and (B) US$ 100,000,000;

(iv) take any action which results in a material change in the Company’s business as currently being effected or reasonably being contemplated on the date hereof, provided that the foregoing restriction shall not apply to material changes approved by the Company’s Board of Directors, which approval includes the affirmative vote of Theodore M. Johnson (if he is serving as a Director) and fifty percent (50%) or more of the Smiths Directors (if any);

(v) directly or indirectly, (a) engage in any transaction with, (b) make any loans to, or (c) enter into any contract, agreement or other arrangement (i) providing for (x) the employment of, (y) the furnishing of services by or (z) the rental of real or personal property from, or (ii) otherwise requiring payments to, any officer, director or key employee of the Company or any relative of such persons or any other “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), or any holder of 1% or more of any class of the capital stock of the Company, provided the foregoing restrictions shall not apply to any transaction that is consummated on an arms-length basis in the ordinary course of the Company’s business or that is expressly mandated or permitted by, or disclosed in writing pursuant to, this Agreement; or

(vi) take any action which results in the voluntary bankruptcy, dissolution or liquidation of the Company.

10.2 The Company shall at all times use its best efforts to avoid being required to register any class of its Capital Stock pursuant to Section 12(g)(1) of the Exchange Act and Rule 12g-1 promulgated thereunder.

SECTION 11

Information Rights

11.1 As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days thereafter, the Company will deliver to Smiths, an audited balance sheet of the Company as of the end of such fiscal year and the related audited statements of income, changes in stockholders’ equity and changes in financial position of the Company for the fiscal year then ended, prepared, in the form selected by the Company, on an accrual basis of accounting in accordance with generally accepted accounting principles consistently applied.

11.2 As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) calendar days thereafter, the Company will deliver to Smiths an unaudited balance sheet of the Company and the related unaudited consolidated statements of operations, changes in stockholders’ equity and changes in financial position, prepared in the form selected by the Company, on an accrual basis of accounting in accordance with generally accepted accounting principles consistently applied.

11.3 As soon as practicable after the end of each calendar month, and in any event within thirty (30) calendar days thereafter, the Company will deliver to Smiths the Company’s internally prepared monthly management accounts.

11.4 Smiths shall have the right to inspect any of the books and records of the Company and the Company shall provide such information as is reasonably requested by Smiths in connection with Smiths’ and its affiliates’ compliance with all applicable regulatory filing requirements or in order to facilitate any due diligence investigation reasonably undertaken by Smiths or any of its appointed directors in connection with the filing of a Registration Statement by the Company.

SECTION 12

Confidentiality

12.1 During the term of this Agreement, the Company may disclose or make known to the Stockholders, and the Stockholders may be given access to or may become acquainted with,

certain information, trade secrets or both, including but not limited to confidential information and trade secrets regarding tapes, computer programs, designs, skills, procedures, formulations, methods, documentations, drawings, facilities, customers, policies, marketing, pricing, customer lists and leads, and other information and know-how, not previously known to such Stockholder(s), all relating to or useful in the Company’s business or the business of its affiliates (collectively, “Information”), and which the Company considers proprietary and desires to maintain confidential.

12.2 During the term of this Agreement and at all times thereafter, the Stockholders shall not in any manner, either directly or indirectly, divulge, disclose, or communicate to any person or firm, except to or for the Company or its affiliates’ benefit as directed by the Company, any of the Information which he, she or it may have acquired in the course of or as an incident to his, her or its status as a Stockholder, director, officer or employee of the Company, the parties agreeing that such Information affects the successful and effective conduct of the Company’s or its affiliates’ business and its goodwill and that any breach of the terms of this Section 12 is a material breach of this Agreement. All equipment, documents, memoranda, reports, records, files, materials, samples, books, correspondence, lists, other written and graphic records, and the like (collectively, the “Materials”), affecting or relating to the business of the Company or its affiliates, which a Stockholder shall prepare, use, construct, observe, possess or control shall be and remain the Company’s or its affiliates’ sole property or in the Company’s or its affiliates’ exclusive custody. If at any time a Stockholder shall cease to be a Stockholder, director, officer or employee of the Company, the Materials and all copies thereof in the custody of control of any such Stockholder shall be delivered promptly to the Company.

12.3 Notwithstanding the foregoing, in the event that any Stockholder or any affiliate thereof is required to disclose any Information or Materials pursuant to applicable law, regulation, order of a court of competent jurisdiction or the order of a governmental regulator with jurisdiction over such Stockholder, affiliate thereof or their respective assets, such Stockholder or affiliate thereof may, without liability under this Section 12, disclose such Information or Materials but shall, to the extent reasonably practicable, provide the Company prior written notice of such required disclosure and the opportunity to review the form of disclosure prior to such disclosure.

12.4 No Stockholder shall be liable for any special, indirect or consequential damages resulting from or arising out of the covenants contained in this Section 12, including without limitation, loss of profits or business interruptions, howsoever they may be caused.

SECTION 13

Miscellaneous

13.1 The stock of the Company cannot be readily purchased or sold in the open market, and, for that reason, among others, the parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of any provision of this Agreement, then the other parties shall be entitled, in addition to all other rights or remedies, to injunctions restraining such breach, without being required to show any actual damage, to a decree for specific performance of the provisions of this Agreement.

13.2 The parties hereto acknowledge and agree that this Agreement amends, restates and replaces each of the Common Holders Stockholders’ Agreement and the Series A Holders Stockholders’ Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior or contemporaneous negotiations, agreements, understandings and representations, if any, whether oral or written, made by and among the Company and the Stockholders with respect to the subject matter hereof. This Agreement may be amended, modified and its provisions may be waived only in writing by Stockholders holding a majority of the Shares subject to this Agreement; provided, however, that no amendment, modification or waiver which materially adversely affects the rights of less than all of the Stockholders shall be valid unless approved in writing by all Stockholders who are then a party to this Agreement.

13.3 The parties hereby agree from time to time to execute and deliver such further and other transfers, assignments and documents and do all matters and things which may be convenient or necessary to carry out more effectively and completely the intentions of this Agreement.

13.4 All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including telex, telecopy and telegraphic communication) and shall be hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to the parties as specified below:

If to the Corporation:

Cross Match Technologies, Inc.

3960 RCA Boulevard, Suite 6001

Palm Beach Gardens, FL 33410

Attention: Mike Brewer

with a copy to:

DLA Piper Rudnick Gray Cary US LLP

1200 Nineteenth St. NW

Washington, D.C. 20036-2412

Attn: J. E. Corette, III

If to the Stockholders:

To their address in the stock records of the Corporation. The Corporation will provide such addresses to any Stockholder upon written request if the request is for the purpose of sending notices to Stockholders under this Agreement;

or to such other address as any party may designate by notice complying with the terms of this Section 13.4. Each such notice shall be deemed delivered: (a) on the date delivered if by personal delivery; (b) on the date of transmission with confirmed answer back if by telex, telecopy or other telegraphic communication; and (c) on the date upon which the return receipt is signed or delivery is refused or the notice if designated by the postal authorities as not deliverable, as the case may be, if mailed.

13.5 All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns (which shall include transferees of shares of the Capital Stock held by the parties hereto).

13.6 The headings contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

13.7 If any part of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

13.8 All covenants, agreements, representations and warranties made herein or otherwise made in writing by any party pursuant hereto shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

13.9 The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances. The exercise or use of one of the provisions of this Agreement shall not preclude the exercise or use of any other provision.

13.10 Except as provided otherwise herein, if any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney’s fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to arbitration, appellate, bankruptcy and post judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. Attorney’s fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the counsel to the prevailing party.

13.11 This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without regard to principles of conflicts of laws.

13.12 Without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally: (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement may be brought in the courts of record of the State of Florida in Palm Beach County or the District Court of the United States, Southern District of Florida; (b) consents to the jurisdiction of each such court in any suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.

13.13 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any stockholder who acquires shares of capital stock of the Corporation after the date hereof shall be required and permitted to become a party to this Agreement, such stockholder may do so by executing a counterpart signature page to this Agreement and with the acknowledgment of the Corporation on such counterpart signature page, such stockholder shall be deemed a “Stockholder” under the Agreement.

[Signatures appear on the following pages.]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders’ Agreement as of the day and year first above written.

COMPANY:

CROSS MATCH TECHNOLOGIES, IN

By:	/s/ Theodore M. Johnson
Name:	Theodore M. Johnson
Its:	Chief Executive Officer

STOCKHOLDERS:

See attached Counterpart Signature Page.